Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three and Six Months Ended June 30, 2006 and 2005
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended June 30,			Six Months Ended June 30,
			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

2006:
Net earnings from continuing operations per common share (basic)	$10,104	29,794	$0.34	$18,829	29,744	$0.63
Effect of dilutive securities options	—	678		—	601

Net earnings from continuing operations per common share (diluted)	$10,104	30,472	$0.33	$18,829	30,345	$0.62

Net earnings per common share (basic)	$10,104	29,794	$0.34	$18,829	29,744	$0.63
Effect of dilutive securities options	—	678		—	601

Net earnings per common share (diluted)	$10,104	30,472	$0.33	$18,829	30,345	$0.62

2005:
Net earnings from continuing operations per common share (basic)	$10,045	29,537	$0.34	$18,796	29,494	$0.64
Effect of dilutive securities options	—	628		—	600

Net earnings from continuing operations per common share (diluted)	$10,045	30,165	$0.33	$18,796	30,094	$0.62

Net earnings per common share (basic)	$9,681	29,537	$0.33	$18,333	29,494	$0.62
Effect of dilutive securities options	—	628		—	600

Net earnings per common share (diluted)	$9,681	30,165	$0.32	$18,333	30,094	$0.61